Filed Pursuant to Rule 424(b)(5)
Registration No.333-167074

The information contained in this prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated November 2, 2011

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 1, 2010)

3,610,000 Shares

Encore Capital Group, Inc.

COMMON STOCK

The selling stockholder named in this prospectus supplement is offering 3,610,000 shares of our common stock. We will not receive any proceeds from the sale of our common stock by the selling stockholder.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ECPG.” The last reported sale price of our common stock on the Nasdaq Global Select Market on November 1, 2011 was $25.74 a share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this Prospectus Supplement and in the documents we file with the Securities and Exchange Commission that are incorporated herein by reference to read about important factors you should consider before buying shares of our common stock.

PRICE $         A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholder
Per share	$	$	$
Total	$	$	$

The selling stockholder has granted the underwriter a 30-day option to purchase up to an additional 361,315 shares of our common stock to cover over-allotments, if any, at the public offering price per share, less underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of our common stock to purchasers on or about November     , 2011.

MORGAN STANLEY

November     , 2011

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first is this prospectus supplement, which describes the specific terms of this offering and adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference herein and therein. The second part, the accompanying prospectus base dated June 1, 2010, gives more general information some of which may not apply to this offering, about the common stock which may be sold in this offering and about us. You should read the entire prospectus supplement, the accompanying base prospectus, as well as the information incorporated by reference herein and therein, before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. If the description of the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. Neither we nor the selling stockholder have authorized any dealer, salesman or other person to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus. This prospectus supplement and the accompanying base prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying base prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or the documents incorporated by reference is accurate on any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, when we refer to Encore Capital Group, Inc. and use phrases such as the “Company,” “Encore,” “we,” “our” and “us,” we are referring to Encore Capital Group, Inc. and its subsidiaries as a whole, except where it is clear from the context that any of these terms refers only to Encore Capital Group, Inc. Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to “$” or “dollars” are to the lawful currency of the United States. Unless we have indicators otherwise, or the context otherwise requires, the information presented in this prospectus supplement assumes no exercise of the underwriter’s over-allotment option.

Our logo and other trademarks mentioned in this prospectus supplement, the accompanying base prospectus or any document incorporated by reference herein or therein are our property. Certain trademarks referred to in this prospectus supplement, the accompanying base prospectus or any document incorporated by reference herein or therein may be without the ® or TM symbol, as applicable, but this is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our right to these trademarks. Other brand names or trademarks appearing in this prospectus supplement, the accompanying base prospectus or any document incorporated by reference herein or therein are the property of their respective owners.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to you on the SEC’s website at http://www.sec.gov and in the Investors section of our website at http://www.encorecapital.com. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus supplement.

S-ii

We have filed with the SEC a registration statement on Form S-3 with respect to the common stock offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to such registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained in this prospectus supplement. Information that we file later with the SEC will automatically update and supersede the previously filed information. This prospectus supplement incorporates by reference the documents set forth below, that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 14, 2011;

•

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on April 27, 2011, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 1, 2011, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed with the SEC on October 26, 2011;

•

our Current Reports on Form 8-K filed with the SEC on February 28, 2011, March 1, 2011, April 20, 2011, June 10, 2011, as amended on October 28, 2011 and September 14, 2011 (except for portions of such reports which were deemed to be furnished and not filed);

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2011; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on June 24, 1999, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until the offering of the common stock covered by this prospectus supplement is completed shall be incorporated by reference into this prospectus supplement from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC or any other document or information deemed to have been furnished and not filed with the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may obtain copies of any of these filings by contacting us at the address and telephone number indicated below or by contacting the SEC as described above under the section entitled “Where You Can Find More Information.” Documents incorporated by reference are available from us without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them in writing or by telephone at:

Encore Capital Group, Inc.

Attention: Investor Relations

3111 Camino Del Rio North, Suite 1300

San Diego, California 92108

(877) 445-4581

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus contain or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “plan” or “anticipate” and other similar words. Our “forwarding-looking statements” include, but are not limited to, statements regarding:

•	risks associated with worldwide financial markets and the global economy;

•	the fluctuation of our quarterly operating results;

•	the ability to purchase receivables at sufficiently favorable prices or terms, or at all;

•	losses on portfolios consisting of new types of receivables;

•	the purchase of receivable portfolios that contain unprofitable accounts and our ability to collect sufficient amounts to cover our costs and to fund our operations;

•	sellers delivering portfolios that contain accounts which do not meet our account collection criteria;

•	our ability to purchase sufficient quantities of receivable portfolios or collect sufficient amounts on receivables we may own;

•	a significant portion of our portfolio purchases during any period that may be concentrated with a small number of sellers;

•	the statistical models we use to project remaining cash flows from our receivable portfolios;

•	allowance charges based on the authoritative guidance for loans and debt securities acquired with deteriorated credit quality;

•	the statutory and regulatory oversight of our business is extensive, and may increase;

•

our failure to comply with governmental regulation could result in the suspension or termination of our ability to conduct business, require the payment of significant fines and penalties, or require other significant expenditures;

•	the ongoing risks of litigation, including individual lawsuits brought against consumers and individual and class action suits brought against us;

•	negative publicity associated with litigation, governmental investigations, regulatory actions and other public statements could damage our reputation;

•	our making acquisitions that may prove to be unsuccessful or divert our resources; and

•	assumptions relating to the foregoing.

Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein or therein. Important risks and factors that could cause our actual results to be materially different from our expectations include the factors that are disclosed in the section “Risk Factors” in this prospectus supplement and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. You should read these factors and the other cautionary statements made in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein or therein as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement, the accompanying base prospectus or any document incorporated by reference herein or therein. Each forward-looking statement contained in this prospectus supplement, the accompanying base prospectus and any document incorporated by reference herein or therein reflects management’s view only as of the date on which that forward-looking statement was made. You

S-iv

should not place undue reliance on any forward-looking statements we make. We are not obligated to update forward-looking statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events. If we do not update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

S-v

SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying base prospectus to help you understand us and our common stock. The “Description of Common Stock” section of the accompanying base prospectus contains more detailed information regarding our common stock. You should carefully read this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein to fully understand our common stock and the other considerations that are important to you in making a decision about whether to invest in our common stock.

The Company

Encore is a Delaware holding company whose assets consist of investments in its subsidiaries. Encore was incorporated in Delaware in 1999. Our principal executive offices are located at 3111 Camino Del Rio North, Suite 1300, San Diego, California 92108, and our telephone number is (877) 445-4581.

We are a leader in consumer debt buying and recovery. We purchase portfolios of defaulted consumer receivables at deep discounts to face value based on robust, account-level valuation methods, and employ a suite of proprietary statistical and behavioral models when building account collection strategies. We use a variety of operational channels to maximize our collections from the portfolios that we purchase, including seeking to partner with individuals as they repay their obligations and work toward financial recovery. In addition, we provide bankruptcy support services to some of the largest companies in the financial services industry through our wholly owned subsidiary, Ascension Capital Group, Inc. (“Ascension”).

Four competitive, strategic advantages underpin our success and drive our future growth:

•	The sophisticated and widespread use of analytics;

•	Broad investments in data and behavioral science;

•	Significant cost advantages based on our operations in India, as well as our enterprise-wide, account-level cost database; and

•	A demonstrated commitment to conduct business ethically and in ways that support our consumers’ financial recovery.

Although we have enabled approximately one million consumers to retire a portion of their outstanding debt since 2007, one of the industry’s most formidable challenges is that many distressed consumers will never make a payment, much less retire their total obligation. In fact, at the peak of the collection cycle, we generate payments from fewer than one percent of our accounts every month. To address these challenges, we evaluate portfolios of receivables that are available for purchase using robust, account-level valuation methods and we employ a suite of proprietary statistical and behavioral models across the full extent of our operations. We believe these business practices contribute to our ability to value portfolios accurately, avoid buying portfolios that are incompatible with our methods or goals, and align the accounts we purchase with our operational channels to maximize future collections. We believe that our specialized knowledge, along with our investments in data and analytic tools, have enabled us to realize significant returns from the receivables we have acquired. From inception through September 30, 2011, we have invested approximately $2.0 billion to acquire 37.3 million consumer accounts with a face value of approximately $62.6 billion. We maintain strong relationships with many of the largest credit providers in the United States, and believe that we possess one of the industry’s best collection staff retention rates.

While seasonality does not have a material impact on our business, collections are generally strongest in our first calendar quarter, slower in the second and third calendar quarters, and slowest in the fourth calendar quarter.

Relatively higher collections in the first quarter could result in a lower cost-to-collect ratio compared to the other quarters, as our fixed costs would be constant and applied against a larger collection base. The seasonal impact on our business may be influenced by our purchasing levels, the types of portfolios we purchase, and our operating strategies.

Collection seasonality can also impact our revenue recognition rate. Generally, revenue for each pool group declines steadily over time, whereas collections can fluctuate from quarter to quarter based on seasonality, as described above. In quarters with lower collections (like the fourth calendar quarter), revenue as a percentage of collections can be higher than in quarters with higher collections (like the first calendar quarter).

In addition, seasonality could have an impact on the relative level of quarterly earnings. In quarters with stronger collections, total costs are higher, as a result of the additional efforts required to generate those collections. Since revenue for each pool group declines steadily over time, in quarters with stronger collections and higher costs (like the first calendar quarter), all else being equal, earnings could be lower than in quarters with slower collections and lower costs (like the fourth calendar quarter). Additionally, in quarters where a greater percentage of collections come from our legal and agency outsourcing channels, cost to collect will be higher than if there were more collections from our internal collection sites.

Board of Directors

The Company’s board of directors consists of nine members, one of whom, Mr. Oros, is affiliated with the selling stockholder. Mr. Oros has indicated that he intends to remain on the board following the conclusion of the offering and to facilitate an orderly transition of his board seat.

The Offering

Common stock offered by the selling stockholder	3,610,000 shares, or 3,971,315 shares if the underwriter’s option to purchase additional shares is exercised in full.

Nasdaq Global Select Market symbol	ECPG

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholder.

Risk Factors	Investing in our common stock involves a high degree of risk. Potential investors are urged to read and consider the risk factors relating to an investment in our common stock set forth under “Risk Factors” in this prospectus supplement as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying base prospectus.

Summary Consolidated Financial Data

The following table presents our summary consolidated historical financial and other data as of and for the nine months ended September 30, 2011 and 2010 and for the years ended December 31, 2010, 2009, 2008, 2007 and 2006. The summary consolidated historical financial and other data as of December 31, 2010 and for the years ended December 31, 2010, 2009 and 2008 are derived from our audited consolidated financial statements which are incorporated herein by reference. The summary consolidated historical financial and other data as of September 30, 2011 and for the nine months ended September 30, 2011 and 2010 are derived from our unaudited financial statements, which are incorporated herein by reference, and are not necessarily indicative of the results to be expected for the full year. The unaudited interim summary consolidated historical financial data reflects all adjustments (consisting primarily of normal recurring adjustments except as described in the footnotes to the interim consolidated financial statements) which are, in the opinion of management, necessary to presently fairly the financial data for the interim periods.

The summary consolidated historical financial and other data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011, which are incorporated by reference into this prospectus supplement.

	Nine Months Ended September 30,		Year Ended December 30,
(in thousands , except per share data)	2011	2010	2010	2009	2008	2007	2006
Revenue
Revenue from receivable portfolios, net(1)	$332,262	$268,574	$364,294	$299,732	$240,802	$241,402	$239,340
Servicing fees and other related revenue(2)	14,434	12,962	17,014	16,687	15,087	12,609	15,800

Total revenue	346,696	281,536	381,308	316,419	255,889	254,011	255,140

Operating expenses
Salaries and employee benefits	59,982	48,135	65,767	58,025	58,120	64,153	63,962
Stock-based compensation expense	5,980	4,756	6,010	4,384	3,564	4,287	5,669
Cost of legal collections	117,364	91,519	121,085	112,570	96,187	78,636	52,079
Other operating expenses	30,157	27,653	36,387	26,013	23,652	21,533	22,585
Collection agency commissions	10,774	17,098	20,385	19,278	13,118	12,411	18,030
General and administrative expenses	30,964	21,286	31,444	26,920	19,445	17,478	17,310
Depreciation and amortization	3,352	2,241	3,199	2,592	2,814	3,351	3,894

Total operating expenses	258,573	212,688	284,277	249,782	216,900	201,849	183,529

Income from operations	88,123	68,848	97,031	66,637	38,989	52,162	71,611

Other (expense) income
Interest expense	(16,137)	(14,346)	(19,349)	(16,160)	(20,572)	(34,504)	(35,310)
Gain on repurchase of convertible notes, net	—	—	—	3,268	4,771	—	—
Other (expense) income	(207)	250	316	(2)	358	1,071	609

Total other expense	(16,344)	(14,096)	(19,033)	(12,894)	(15,443)	(33,433)	(34,701)

Income before income taxes	71,779	54,752	77,998	53,743	23,546	18,729	36,910
Provision for income taxes	(27,955)	(19,871)	(28,946)	(20,696)	(9,700)	(6,498)	(15,436)

Net income	$43,824	$34,881	$49,052	$33,047	$13,846	$12,231	$21,474

Earnings per share:
Basic	$1.79	$1.47	$2.05	$1.42	$0.60	$0.53	$0.94
Diluted	$1.71	$1.39	$1.95	$1.37	$0.59	$0.52	$0.92

Weighted-average shares outstanding:
Basic	24,493	23,793	23,897	23,215	23,046	22,876	22,754
Diluted	25,636	25,012	25,091	24,082	23,577	23,386	23,390
Cash flow data:
Cash flows provided by (used in):
Operating activities	$58,231	$52,502	$73,451	$76,116	$63,071	$19,610	$38,027
Investing activities	(16,496)	(71,777)	(142,807)	(79,171)	(107,252)	(95,059)	(37,190)
Financing activities	(41,968)	22,418	71,873	1,102	45,846	73,334	2,928

As of September 30, 2011 (in thousands)
Consolidated statements of financial condition data:
Cash and cash equivalents	$10,672
Investment in receivable portfolios, net	649,682
Total assets	747,440
Total debt	344,196
Total liabilities	393,519
Total stockholders’ equity	353,921

(1)	Includes net allowance charges of $8.1 million and $16.8 million for the nine months ended September 30, 2011 and 2010, respectively, and net allowance charges of $22.2 million, $19.3 million, $41.4 million, $11.2 million and $1.4 million for the years ended December 31, 2010, 2009, 2008, 2007 and 2006, respectively.
(2)	Includes revenue from Ascension of $14.4 million and $12.9 million for the nine months ended September 30, 2011 and 2010, respectively, and revenue from Ascension of $16.9 million, $16.7 million, $15.0 million, $12.5 million and $15.7 million for the years ended December 31, 2010, 2009, 2008, 2007 and 2006, respectively.

RISK FACTORS

This section highlights some specific risks related to our common stock and this offering. The list of risks is not intended to be exhaustive and the order in which the risks appear is not intended as an indication of their relative weight or importance. Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and the information set forth under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, together with all other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, before you decide to invest in our common stock. See also “Cautionary Note Regarding Forward-Looking Statements” above.

Risks Related to Our Common Stock and this Offering

Our common stock price may be subject to significant fluctuations and volatility.

The market price of our common stock has been subject to significant fluctuations. Since the beginning of fiscal year 2011, our closing stock price has ranged from a low of $19.32 on August 22, 2011 to a high of $33.09 on May 31, 2011. These fluctuations could continue. Among the factors that could affect our stock price are:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	our access to financial and capital markets to refinance our debt;

•	investor perceptions of us and the industry and markets in which we operate;

•	future sales of equity or equity-related securities;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	changes in the supply of, demand for or price of debt portfolios;

•	regulatory changes affecting our industry generally or our business and operations; and

•	general financial, domestic, international, economic and other market conditions.

The stock markets in general have experienced high volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock.

If securities or industry analysts have a negative outlook regarding our stock or our industry, or our operating results do not meet their expectations, our stock price could decline. The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us. If one or more of the analysts who cover our company downgrade our stock or if our operating results do not meet their expectations, our stock price could decline.

Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock.

Except as described under the heading “Underwriters,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of additional shares of our common stock or convertible securities, including our outstanding options and restricted shares, or otherwise, will dilute the ownership interest of our common stockholders.

The liquidity and trading volume of our common stock is limited due to the substantial portion of our common stock held by the selling stockholder and other parties. Sales of a substantial number of shares of our common stock or other equity-related securities in the public market by us, the selling stockholder or others could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Provisions in our charter documents and Delaware law may delay or prevent acquisition of us, which could decrease the value of shares of our common stock.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions include advance notice provisions, limitations on actions by our stockholders by written consent and special approval requirements for transaction involving interested stockholders. We are authorized to issue up to five million shares of convertible preferred stock, the relative rights and preferences of which may be fixed by our board of directors, subject to the provisions of our articles of incorporation, without stockholder approval. The issuance of preferred stock could be used to dilute the stock ownership of a potential hostile acquirer. The provisions that discourage potential acquisitions of us and adversely affect the voting power of the holders of common stock may adversely affect the price of our common stock. See “Description of Common Stock” in the base prospectus.

We do not intend to pay dividends on our common stock for the foreseeable future.

We have never declared or paid cash dividends on our common stock. In addition, we must comply with the covenants in our revolving credit facility if we want to pay cash dividends. We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our financial condition, results of operations, capital requirements, restrictions contained in current or future financing instruments and such other factors as our board of directors deems relevant. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder. The selling stockholder will receive all of the net proceeds from the sale of shares of our common stock.

The selling stockholder will pay any underwriting discounts and commissions incurred by the selling stockholder in connection with sales by it. We will bear all other costs, fees and expenses incurred in effecting the registration of the common stock covered by this prospectus supplement including, but not limited to, all registration and filing fees, expenses of our counsel and accountant and expenses of counsel to the selling stockholder, as such expenses pertain to this offering.

CAPITALIZATION

The following table sets forth our cash and capitalization as of September 30, 2011 on an actual basis.

You should read the information in this table together with “Management’s Discussions and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as updated in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, which is incorporated by reference into this prospectus supplement and the accompanying base prospectus.

As of September 30, 2011 (in thousands, except per share data)
Cash and cash equivalents	$10,672

Debt:
Revolving credit facility	$261,000
Senior secured notes	75,000
Capital lease obligation	8,196

Total debt	344,196

Stockholders’ equity:
Convertible preferred stock, $.01 par value, 5,000 shares authorized, no shares issued and outstanding	—
Common stock, $.01 par value, 50,000 shares authorized, 24,472 shares issued and outstanding as of September 30, 2011	245
Additional paid-in capital	122,082
Accumulated earnings	232,718
Accumulated other comprehensive loss	(1,124)

Total stockholders’ equity	353,921

Total capitalization	$698,117

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our common stock is traded on the Nasdaq Global Select Market under the symbol “ECPG.” The high and low sales prices of the common stock, as reported by the Nasdaq Global Select Market, for each quarter during our two most recent fiscal years and this year are reported below.

	High	Low
Year Ending December 31, 2011
Fourth Quarter (through October 31, 2011)	$28.50	$20.68
Third Quarter	$31.78	$18.96
Second Quarter	$33.16	$23.85
First Quarter	$27.67	$21.65

Year Ended December 31, 2010
Fourth Quarter	23.67	16.70
Third Quarter	22.92	17.50
Second Quarter	24.09	16.50
First Quarter	18.66	14.65

Year Ended December 31, 2009
Fourth Quarter	19.89	11.79
Third Quarter	17.50	10.30
Second Quarter	14.14	4.20
First Quarter	8.43	2.62

On November 1, 2011, the closing sale price of our common stock, as reported on the Nasdaq Global Select Market, was $25.74 per share. As of October 28, 2011, there were approximately 15 record holders.

Dividend Policy

As a public company, we have never declared or paid dividends on our common stock. However, the declaration, payment and amount of future dividends, if any, is subject to the discretion of our board of directors, which may review our dividend policy from time to time in light of the then existing relevant facts and circumstances. Under the terms of our revolving credit facility, we are permitted to declare and pay dividends in an amount not to exceed, during any fiscal year, 20% of our audited consolidated net income for the then most recently completed fiscal year, so long as no default or unmatured default under the facility has occurred and is continuing or would arise as a result of the dividend payment. We may also be subject to additional dividend restrictions under future financing facilities.

SELLING STOCKHOLDER

A total of 3,610,000 shares of common stock are being offered by the selling stockholder. The following table sets forth information with respect to the selling stockholder and the shares of common stock beneficially owned by the selling stockholder and reflects the shares of common stock offered by this prospectus supplement. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

Name	Shares Beneficially Owned Prior to Offering		Number of Shares Offered(2)	Shares Beneficially Owned After Offering
	Number	Percent(1)		Number	Percent(1)
JCF FPK(3)	3,971,315	16.20%	3,610,000	361,315	1.47%

(1)	Applicable percentage ownership is based on 24,507,190 shares of common stock outstanding as of October 28, 2011. Beneficial ownership of shares is determined in accordance with the rules of the Securities and Exchange Commission and generally includes shares as to which a person holds sole or shared voting or investment power. Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of October 28, 2011 are deemed to be beneficially owned by the person holding such options for the purpose of computing percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)	JCF FPK has granted the underwriter the option to purchase from it 361,315 shares of our common stock. If the option to purchase additional shares was exercised in full, after the offering JCF FPK would own none of our common stock.
(3)

JCF FPK I LP (“JCF FPK”) is offering 3,610,000 shares of common stock. Information with respect to JCF FPK is based in part on a Schedule 13D and Amendment Nos. 1, 2 and 3 thereto filed with the SEC on April 23, May 14, May 18 and October 22, 2007, respectively, by JCF FPK, JCF Associates II-A LP (“JCF Associates”), JCF Associates II-A LLC (“JCF LLC”) and J. Christopher Flowers (the “Original Reporting Persons”) and Amendment No. 4 filed with the SEC on March 8, 2011 by the Original Reporting Persons and JCF Associates II L.P. (“JCF II L.P.”) and JCF Associates II Ltd. (“JCF II Ltd.”). JCF Associates is the sole general partner of JCF FPK and has control over its affairs and investment decisions, including the power to vote or dispose of the shares held by JCF FPK. JCF LLC is the sole general partner of JCF Associates and has sole control over its affairs and investment decisions, including, indirectly, the power to vote or dispose of the shares held by JCF FPK. JCF II L.P. is the sole member of JCF LLC and has sole control over its affairs and investment decisions, including, indirectly the power to vote or dispose of the shares held by JCF FPK. JCF II Ltd. is the general partner of JCF II L.P. and has sole control over its affairs and investment decisions, including, indirectly, the power to vote or dispose of the shares held by JCF FPK. Mr. Flowers is the sole director of JCF II Ltd. and thus may be deemed to control JCF II Ltd. and each entity directly or indirectly controlled by JCF II Ltd., including JCF FPK and therefore may be deemed to have voting and/or investment power over these shares. Mr. Flowers disclaims beneficial ownership of these shares. John Oros is a member of our board of directors. Mr. Oros is a managing director of J.C. Flowers & Co. LLC, investment advisor to JCF Associates, and is not a beneficial owner of these shares. Mr. Oros was elected as director of Encore on May 11, 2007. The business address for JCF FPK is 717 Fifth Avenue, 26th Floor, New York, New York 10022. The number of shares offered by JCF FPK excludes (i) 23,214 shares underlying fully vested RSUs which were granted to our former director, Timothy Hanford, and which were subsequently transferred to J.C. Flowers & Co. LLC and (ii) 22,630 shares underlying fully vested RSUs which are held by Mr. Oros, which will be required to be transferred to J.C. Flowers & Co. LLC when paid to Mr. Oros. Mr. Flowers is the sole member of J.C. Flowers & Co. LLC and thus may be deemed to have beneficial ownership of such shares. Mr. Flowers disclaims beneficial ownership of these shares.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our common stock, and you are not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., or of any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust, in general, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has made a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations.

This discussion does not consider:

•	U.S. state, U.S. local or non-U.S. tax consequences;

•	all aspects of U.S. federal income and estate taxes or specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position;

•	the tax consequences for the stockholders, partners or beneficiaries of a non-U.S. holder;

•

special tax rules that may apply to particular non-U.S. holders, such as partnerships (including any entity treated as a partnership for U.S. federal income tax purposes), financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers and traders in securities; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, is a holder of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership that may acquire our common stock, or a partner in such a partnership, you should consult a tax advisor regarding the tax consequences to you of the partnership’s acquisition, ownership and disposition of our common stock.

The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations and administrative and judicial interpretations, all as of the date of this prospectus supplement, and all of which are subject to change, retroactively or prospectively. The following summary assumes that you hold our common stock as a capital asset. No ruling has been or will be sought from the U.S. Internal Revenue Service, or IRS, with respect to the matters discussed herein, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court. Each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

As stated above under “Price Range of Our Common Stock and Dividend Policy—Dividend Policy,” as a public company, we have never declared or paid dividends on our common stock. In the event that we make distributions on our common stock, those payments will constitute dividends for U.S. federal tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they first will constitute a return of capital and will reduce a non-U.S. holder’s basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock (see “Gain on Disposition of Common Stock” below). Any dividend paid to a non-U.S. holder on our common stock will generally be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty. You are urged to consult your tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us to withhold tax at a lower treaty rate, you must provide us with an IRS Form W-8BEN certifying your eligibility for the lower treaty rate.

As referenced in the preceding paragraph, if you claim the benefit of an applicable income tax treaty rate, you generally will be required to satisfy applicable certification and other requirements. However,

•	in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to partners and the partnership will be required to provide certain information;

•

in the case of common stock held by a foreign trust, the certification requirement will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a “foreign complex trust,” “foreign simple trust,” or “foreign grantor trust” as defined in the U.S. Treasury regulations; and

•	look-through rules apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

A non-U.S. holder that is a foreign partnership or a foreign trust is urged to consult its tax advisor regarding its status under these U.S. Treasury regulations and the certification requirements applicable to it.

If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund on a timely basis with the IRS.

If the dividend is effectively connected with your conduct of a trade or business in the U.S. and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the U.S., the dividend will generally be exempt from U.S. federal withholding tax, provided that you supply us with a properly executed IRS Form W-8ECI. In this case, the dividend will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons and, if you are a foreign corporation, you may be subject to an additional branch profits tax at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

You generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a trade or business in the U.S. and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by you in the U.S., in which case the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons and, if you are a foreign corporation, you may be subject to an additional branch profits tax at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty;

•

you are an individual who holds our common stock as a capital asset, are present in the U.S. for 183 days or more in the taxable year of the disposition and meet other requirements, in which case the gain will be taxed at a rate of 30% (or a lower rate as may be specified by an applicable income tax treaty)

but may be offset by U.S. source capital losses (even though you are not considered a resident of the U.S.), provided that you have timely filed U.S. federal income tax returns with respect to such losses; or

•

we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that you held our common stock and certain other conditions are met, in which case the gain will be taxed on a net income basis in the manner described in the first bullet paragraph above. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Dividends paid to you are subject to information reporting and may be subject to U.S. backup withholding. The information reporting rules require us to report annually to the IRS and to you the amount of distributions on our common stock paid to you and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with your conduct of a trade or business in the U.S., or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which you reside or are established. You will be exempt from backup withholding if you provide an IRS Form W-8BEN or otherwise meet documentary evidence requirements for establishing that you are a non-U.S. person or otherwise establish an exemption.

The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If you sell your common stock outside the U.S. through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the U.S., then the U.S. backup withholding and information reporting requirements generally (except as provided in the following sentence) will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the U.S., if you sell our common stock through a non-U.S. office of a broker that:

•	is a U.S. person;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the U.S.;

•	is a “controlled foreign corporation” for U.S. tax purposes; or

•

is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that you are a non-U.S. person and various other conditions are met or you otherwise establish exemption.

If you receive payments of the proceeds of a sale of our common stock through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You generally may obtain a refund or credit of any amount withheld under the backup withholding rules that exceeds your income tax liability by filing a refund claim with the IRS.

Additional Withholding Rules for Foreign Accounts

The Hiring Incentives to Restore Employment Act of 2010 imposes a withholding tax of 30% on certain types of payments made to “foreign financial institutions” (as specially defined under such legislation) and certain other non-U.S. entities unless such entities satisfy additional certification, information reporting and other specified requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities). Failure to comply with the new reporting requirements could result in withholding tax being imposed on payments to such entities of dividends on, and proceeds from the sale of, our common stock. This legislation is generally effective for payments made after December 31, 2012. However, recent IRS guidance indicates that, under future regulations, these withholding provisions will apply to payments of dividends on our common stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of our common stock made on or after January 1, 2015. Prospective investors should consult their tax advisors regarding this legislation.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. person, as specially defined for U.S. federal estate tax purposes, at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, Morgan Stanley & Co. LLC, the underwriter, has agreed to purchase, and the selling stockholder has agreed to sell to the underwriter the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	3,610,000

Total	3,610,000

The underwriter is offering the shares of common stock subject to its acceptance of the shares from the selling stockholder and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriter is not required to take or pay for the shares covered by the underwriter’s over-allotment option described below.

The underwriter initially proposes to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the underwriter.

The selling stockholder has granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 361,315 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholder. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional 361,315 shares of common stock.

	Per Share	Total
		Without Over- allotment	With Over- allotment
Public offering price	$	$	$
Underwriting discounts and commissions payable by the selling stockholder	$	$	$
Proceeds, before expenses, to the selling stockholder	$	$	$

The selling stockholder will pay any underwriting discounts and commissions incurred by the selling stockholder in connection with the sales by it. We will bear all other costs, fees and expenses incurred in effecting the registration of the common stock covered by this prospectus supplement, including, but not limited to, all registration and filing fees, expenses of our counsel and accountant and expenses of counsel to the selling stockholder, as such expenses pertain to this offering. The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $400,000.

The underwriter has informed us that it does not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by it.

We, each of our directors and executive officers, Red Mountain Capital Partners II, L.P., Red Mountain Capital Partners III, L.P. and the selling stockholder have agreed that, without the prior written consent of the underwriter, we and they will not, during the period ending 90 days after the date of this prospectus supplement:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the above paragraph do not apply to:

•	the sale of shares to the underwriter pursuant to this offering;

•

the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement or the issuance or grant by us of equity awards under any employee benefit plan existing on the date of this prospectus supplement;

•

transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after completion of this offering; provided that no filing by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such transaction;

•

the distribution or transfer of shares of common stock or any security convertible into common stock by any stockholder (i) as a bona fide gift, (ii) to its limited partners, stockholders or affiliates or (iii) in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of such stockholder’s equity interests, in any such case not undertaken for the purpose of avoiding the restrictions above; provided that, in each case, the donee, distributee or transferee agrees to be bound in writing by the terms of the lock-up agreement prior to such distribution or transfer and no filing by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such transaction;

•

the distribution or transfer of shares of common stock or any security convertible into common stock by any director or executive officer (i) as a bona fide gift, (ii) to its limited partners or stockholders, (iii) to any charitable organization, (iv) to pay the exercise price or withholding tax obligations incurred by the undersigned upon vesting of any equity awards, (v) if he is no longer an officer or director of us or (vi) in the event of his death, by the executors or heirs of such person; provided that, (a) in the case of (i) and (ii) above, the donee, distributee or transferee agrees to be bound in writing by the terms of the lock-up agreement prior to such distribution or transfer and no filing by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such transaction; and (b) in the case of (v) and (vi), no filing by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such transaction; and

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the 90 day restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of us or any other person.

However, the underwriter may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriter or any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

In order to facilitate the offering of the common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriter may sell more shares than it is obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter under the over-allotment option. The underwriter can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriter may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholder and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

The underwriter and/or its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They receive customary fees and commissions for these services. In particular, an affiliate of the underwriter is a lender under our revolving credit facility.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of any shares of our common stock to the public in that Relevant Member State, except that it may, with effect from and including such date, make an offer of any shares of our common stock to the public in that Relevant Member State:

(a)	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	at any time to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

(d)	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of any shares of our common stock to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in that Relevant Member State.

United Kingdom

This prospectus supplement and any other material in relation to the shares of our common stock described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares of our common stock referred to herein are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares of our common stock will be engaged in only with, relevant persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

LEGAL MATTERS

Certain legal matters with respect to the validity of the common stock offered hereby will be passed upon for us by Hogan Lovells US LLP, Los Angeles, California. Certain legal matters with respect to the common stock offered hereby will be passed upon for the underwriter by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Encore Capital Group, Inc. as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 (which is included under Part II, Item 9A in Management’s Report on Internal Control over Financial Reporting in our Annual Report on Form 10-K for the year ended December 31, 2010) have been incorporated by reference herein and in the registration statement in reliance upon the report of BDO USA, LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

ENCORE CAPITAL GROUP, INC.

$150,000,000

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Up to 9,172,094 Shares of Common Stock

Offered by Selling Securityholders

We may, from time to time, offer and sell debt securities, preferred stock, either separately or represented by depositary shares, common stock or warrants, either separately or in units, in one or more offerings having a total initial offering price not to exceed $150,000,000. The debt securities, preferred stock and warrants may be convertible into or exercisable or exchangeable for common or preferred stock or debt securities. In addition, selling securityholders who acquired shares of common stock in the manner described in this prospectus and who will be identified in a prospectus supplement may offer and sell from time to time, up to 9,172,094 shares of our common stock, at prices and on terms that will be determined at the time the securities are offered. We will specify in the accompanying prospectus supplement more specific information about any such offering. We will not receive any of proceeds from the sale of common stock by selling securityholders.

This prospectus describes some of the general terms that may apply to the securities we may offer and sell and the general manner in which they may be offered. Each time we offer securities, we will provide one or more supplements to this prospectus that contains specific information about the offering and the terms of any securities being sold. Before investing, you should carefully read this prospectus and any related prospectus supplement. The prospectus supplements may also add, update or change information contained in this prospectus.

The shares of common to be offered and sold by the selling securityholders or any of their respective pledgees, donees, transferees or other successors-in-interest are being registered to permit the offer and sale of these shares from time to time, in amounts, at prices and on terms determined at the time of offering. The shares of common stock to be offered and sold by the selling securityholders may be sold through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 19, or by any applicable prospectus supplement.

Except in the case of offers and sales by the selling securityholders or any of their respective pledges, donees, transferees or other successors-in-interest in circumstances described under “Plan of Distribution,” this prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “ECPG.” On May 28, 2010, the closing price of our common stock on the NASDAQ Global Select Market was $20.90 per share.

Investing in our securities involves risks. See the section entitled “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2010.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not, and the selling securityholders have not, authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling securityholders are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, offer and sell any combination of debt securities, preferred stock, either separately or represented by depositary shares, common stock or warrants, either separately or in units, in one or more offerings with a maximum aggregate offering price of $150,000,000. The selling securityholders may use this shelf registration statement as supplemented with a prospectus to sell an aggregate 9,172,094 shares of our common stock.

This prospectus provides you with a general description of the securities we or the selling securityholders may offer. Each time we or the selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before making your investment decision.

Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “Encore,” “the Company,” “we,” “us” and “our” refer to Encore Capital Group, Inc. and its subsidiaries.

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PROSPECTUS SUMMARY

This summary contains a general summary of the information contained in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, the prospectus supplement delivered with the prospectus, if any, and the documents incorporated by reference before making an investment decision.

Encore Capital Group, Inc.

We are a systems-driven purchaser and manager of charged-off consumer receivable portfolios and, through our wholly owned subsidiary Ascension Capital Group, Inc. (“Ascension”), a provider of bankruptcy services to the finance industry. We acquire receivable portfolios at deep discounts from their face values using our proprietary valuation process that is based upon an analysis of the individual consumer attributes of the underlying accounts. Based upon our ongoing analysis of these accounts, we employ a dynamic mix of collection strategies to maximize our return on investment. The receivable portfolios we purchase consist primarily of unsecured, charged-off domestic consumer credit card, auto loan deficiency and telecom receivables purchased from national financial institutions, major retail credit corporations, telecom companies and resellers of such portfolios. From September 2005 through June 2007, we also purchased healthcare receivables from hospitals and resellers of healthcare receivables. In September 2007, we exited our healthcare purchasing and internal collection activities, although we are still receiving collections from certain healthcare portfolios that we own. Acquisitions of receivable portfolios are financed from operating cash flows and borrowings from third parties. See Note 8 to our consolidated financial statements in our most recent Annual Report on Form 10-K and Note 9 to our consolidated financial statements in our most recent Quarterly Report on Form 10-Q for further discussion of our debt. Encore is a Delaware holding company whose assets consist of investments in its subsidiaries.

We have been in the collection business for 56 years and started purchasing portfolios for our own account approximately 19 years ago. From our inception through December 31, 2009, we have invested approximately $1.4 billion to acquire 28.8 million consumer accounts with a face value of approximately $43.8 billion.

We have established certain relationships with credit card issuers, other lenders and resellers that allow us to purchase portfolios directly through negotiated transactions, and we participate in the auction-style purchase processes that typify our industry. In addition, we enter into “forward flow” arrangements in which we agree to buy receivables that meet agreed upon parameters over the course of the contract term.

We evaluate each portfolio for purchase using the proprietary valuation and underwriting processes developed by our in-house team of statisticians. Unlike many of our competitors, which we believe primarily base their purchase decisions on numerous aggregated portfolio-level factors, including the originator, the type of receivables to be purchased, or the number of collection agencies the accounts have been placed with previously, we base our purchase decisions primarily on our analysis of the specific accounts included in a portfolio. Based upon this analysis, we determine a value for each account, which we aggregate to produce a valuation of the entire portfolio. We believe this capability allows us to perform more accurate valuations of receivable portfolios. We have successfully applied this methodology to receivables across multiple asset classes.

After we purchase a portfolio, we continuously refine our analysis of the accounts to determine the best strategy for collection. As with our purchase decisions, our collection strategies are based on account level criteria. Our collection strategies include:

•	the use of a nationwide network of collection attorneys to pursue legal action where appropriate;

•	outbound calling, driven by proprietary, predictive software, by our own collection workforce located at our three domestic call centers and our international call center in India;

•	the use of multiple third party collection agencies;

•	direct mail campaigns coordinated by our in-house marketing group;

•	the transfer of accounts to a credit card provider, generating a payment to us; and

•	the sale of accounts where appropriate.

Encore was incorporated in Delaware in 1999. Our principal executive offices are located at 8875 Aero Drive, Suite 200, San Diego, California 92123, and our telephone number is (877) 445-4581. Our internet website is www.encorecapitalgroup.com. We make our electronic filings with the Securities Exchange Commission (the “SEC”), including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports available on our website free of charge as soon as practicable after we file or furnish them with the SEC. Information on our website is not a part of, or incorporated by reference into, this prospectus.

The Offering

Securities offered by us	We may offer and sell any of these securities from time to time:

•	shares of our common stock

•	our debt securities

•	shares of our preferred stock

•	depositary shares with respect to fractional shares of our preferred stock

•	warrants to purchase shares of our common stock, debt securities, preferred stock or depositary shares; or

•	any combination of our common stock, debt securities, preferred stock, depositary shares or warrants.

Common stock offered by the selling securityholders	Up to 9,172,094 shares.
Selling securityholders	See “Selling Securityholders” on page 19 for more information on the selling securityholders.

Use of proceeds	We intend to use the net proceeds from the sale of our securities offered by us for general corporate purposes. Any accompanying prospectus supplement will set forth our intended use of net proceeds.

We will not receive any proceeds from the sale of shares of common stock by the selling securityholders.

Common Stock	We or the selling securityholders may offer shares of our common stock. See “Description of Common Stock” on page 16.

Debt Securities

Our debt securities may be convertible into our common stock, preferred stock, debt securities or other securities or property. For any particular debt securities we offer, the applicable prospectus supplement will describe the specific designation, the aggregate principal or face amount and the purchase price; the ranking, whether senior or subordinated; the stated maturity; the redemption terms, if any; the conversion terms, if any; the rate or manner of calculating the rate and the payment dates for interest, if any; the amount or manner of calculating the amount payable at maturity and whether that amount may be paid by delivering cash, securities or other property; and any other specific terms. We will issue the senior and subordinated debt securities under separate indentures between us and a trustee we will identify in an applicable prospectus supplement.

Preferred Stock	We may offer our preferred stock in one or more series. For any particular series we offer, the applicable prospectus supplement will describe the specific designation; the aggregate number of shares offered; the rate and periods, or manner of calculating the rate and periods, for dividends, if any; the stated value and liquidation preference amount, if any; the voting rights, if any; the terms on which the series will be convertible into or exchangeable for other securities or property, if any; the redemption terms, if any; and any other specific terms.

Warrants	We may offer warrants to purchase our common stock, debt securities and preferred stock. For any particular warrants we offer, the applicable prospectus supplement will describe the underlying security; expiration date; the exercise price or the manner of determining the exercise price; the amount and kind, or the manner of determining the amount and kind, of any security to be delivered by us upon exercise; and any other specific terms. We may issue the warrants under warrant agreements between us and one or more warrant agents.

Plan of Distribution	We and the selling securityholders may offer and sell the securities from time to time through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 19 or otherwise as described in any accompanying prospectus supplement. Any particular offering by us or the selling securityholders of securities will be made through a plan of distribution described in an accompanying prospectus supplement.

Listing	If any securities other than our common stock are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

Nasdaq Global Select Stock Market symbol for Common Stock	“ECPG”

Risk Factors	See “Risk Factors” and the other information contained in this prospectus and to which we refer you for a discussion of factors you should consider carefully before deciding to invest in our securities.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus, any accompanying prospectus supplement, and in the documents we incorporate by reference in this prospectus before you decide to purchase our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described in “Part I—Item 1A. Risk Factors” of our most recent Form 10-K, as updated by the additional risks and uncertainties set forth in other filings we make with the SEC or any accompanying prospectus supplement, which information is incorporated in this prospectus by reference. Any of the risks and uncertainties set forth therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price or value of our securities. As a result, you could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

When used in this prospectus, the words “expects,” “believes,” “anticipates,” “estimates,” “may,” “could,” “intends,” and similar expressions are intended to identify forward-looking statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. We will discuss many of these risks and uncertainties in greater detail in any prospectus supplement under the heading “Risk Factors.” Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in the documents we incorporate by reference into this prospectus.

These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

USE OF PROCEEDS

Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes. General corporate purposes may include additions to working capital, financing of capital expenditures, repayment or redemption of existing indebtedness, and future acquisitions and strategic investment opportunities. Pending the application of net proceeds, we expect to invest the net proceeds in investment grade, interest-bearing securities. We will not receive any proceeds from the sale of common stock by selling securityholders.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in connection with sales by them. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, but not limited to, all registration and filing fees and fees and expenses of our counsel and accountants and certain expenses of counsel to certain selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated are set forth in the following table. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we do not have any preferred stock outstanding as of the date of this prospectus.

	Year Ended December 31,					Quarter Ended March 31, 2010
	2005	2006	2007	2008	2009
Ratio of earnings to fixed charges(1)	2.48	2.02	1.53	2.08	4.05	4.54

(1)

The ratio of earnings to fixed charges is computed by dividing earnings before taxes plus fixed charges by fixed charges. Fixed charges means the sum of the following: (i) interest expense (including interest expense from capital leases), (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, and (iii) the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases.

DESCRIPTION OF DEBT SECURITIES

As of May 28, 2010, we have approximately $42.9 million principal amount of outstanding 3.375% Convertible Subordinated Notes due September 19, 2010.

The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the indenture under which the debt securities are to be issued. We have filed a form of indenture governing different types of debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series. The debt securities we offer will be issued under an indenture between us and the trustee named in the indenture. These debt securities that we may issue include senior debt securities, subordinated debt securities, convertible debt securities and exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and they may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us. For each series of debt securities, any restrictive covenants for those debt securities will be described in the applicable prospectus supplement for those debt securities.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with “original issue discount,” or OID, because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

You should refer to the prospectus supplement relating to a particular series of debt securities for a description of the following terms of the debt securities offered by that prospectus supplement and by this prospectus:

•	the title and authorized denominations of those debt securities;

•	any limit on the aggregate principal amount of that series of debt securities;

•	the date or dates on which principal and premium, if any, of the debt securities of that series is payable;

•	interest rates, and the dates from which interest, if any, on the debt securities of that series will accrue, and the dates when interest is payable and the maturity;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

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if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

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the place or places where and the manner in which principal of, premium, if any, and interest, if any, on the debt securities of that series will be payable and the place or places where those debt securities may be presented for transfer and, if applicable, conversion or exchange;

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the period or periods within which, the price or prices at which, the currency or currencies in which, and other terms and conditions upon which those debt securities may be redeemed, in whole or in part, at our option or the option of a holder of those securities, if we or a holder is to have that option;

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our obligation or right, if any, to redeem, repay or purchase those debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of those securities, and the terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

•	the terms, if any, on which the debt securities of that series will be subordinate in right and priority of payment to our other debt;

•	the denominations in which those debt securities will be issuable;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	whether those debt securities will be issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether any securities of that series are to be issued in whole or in part the form of one or more global securities and the depositary for those global securities;

•	if other than United States dollars, the currency or currencies in which payment of principal of or any premium or interest on those debt securities will be payable;

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if the principal of or any premium or interest on the debt securities of that series is to be payable, or is to be payable at our election or the election of a holder of those securities, in securities or other property, the type and amount of those securities or other property, or the manner of determining that amount, and the period or periods within which, and the terms and conditions upon which, any such election may be made;

•	the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

•	the nature and terms of any security for any secured debt securities;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will present material United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for shares of our equity securities or other securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or the ability of any holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

The terms of the indenture prevent us from (i) consolidating or merging with or into, or transferring or leasing all or substantially all of our assets to, any person, unless the successor corporation or person to which our assets are transferred or leased is organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the indenture or (ii) completing such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event that, after notice or lapse of time or both, would become an event of default under the indenture, has occurred and is continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we will be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control affecting us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The indenture provides that the following will be “events of default” with respect to any series of debt securities:

•	failure to pay interest for 30 days after the date payment is due and payable;

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failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise and, in the case of technical or administrative difficulties, only if such default persists for a period of more than three business days;

•	failure to make sinking fund payments when due and continuance of such default for a period of 30 days;

•	failure to perform other covenants for 60 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization relating to us; or

•	any other event of default provided in the applicable officer’s certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. For each series of debt securities, any modifications to the above events of default will be described in the applicable prospectus supplement for those debt securities.

The indenture provides that if an event of default specified in the first, second, third, fourth or sixth bullets above occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) to be due and payable immediately. If an event of default specified in the fifth bullet above occurs and is continuing, then the principal amount of all those debt securities (or, in the case of discount securities or indexed securities, that portion of the principal amount as may be specified in the terms of that series) will be due and payable immediately, without any declaration or other act on the part of the trustee or any holder. In certain cases, holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of holders of all those debt securities, rescind and annul a declaration of acceleration.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of such default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee indemnity for the reasonable expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request and offer of indemnity; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under the indenture as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and any premium and interest on, the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

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we irrevocably deposit with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal (including any mandatory sinking fund payments) of, and any premium and interest on, all outstanding debt securities of the series; and

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we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, and any premium and interest payments on, the series of debt securities.

In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on that date.

Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to, among other things:

•	evidence the assumption by a successor entity of our obligations;

•	add to our covenants for the benefit of the holders of debt securities, or to surrender any rights or power conferred upon us;

•	add any additional events of default;

•	cure any ambiguity or correct any inconsistency or defect in the indenture;

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add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

•	secure any debt securities;

•	establish the forms or terms of debt securities of any series;

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evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee;

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modify, eliminate or add to the provisions of the indenture as shall be necessary to effect the qualification of the indenture under the Trust Indenture Act of 1939 or under any similar federal statute later enacted, and to add to the indenture such other provisions as may be expressly required by the Trust Indenture Act; and

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make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series of debt securities affected by such supplemental indenture then outstanding, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or any supplemental indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration;

•	change the currency in which the principal, and any premium or interest, is payable;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

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reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture or for waivers of compliance with or defaults under the indenture with respect to debt securities of that series.

The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any series, by notice to the relevant trustee, may on behalf of the holders of the debt securities of that series waive any default and its consequences under the indenture except:

•	a default in the payment of, any premium and any interest on, or principal of, any such debt security held by a nonconsenting holder; or

•	a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Registered Global Securities and Book Entry System

The debt securities of a series may be issued in whole or in part in book-entry form and will be represented by one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for the registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

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ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

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upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

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ownership of beneficial interest in the registered global security will be shown on, and the transfer of the ownership interest will be effected only through, records maintained by the depositary for the registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the relevant indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. Neither we nor the trustee, or any other agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these securities with a depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, and any premium and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee in New York, New York.

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise those rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no past, present or future director, officer, stockholder or employee of ours, any of our affiliates, or any successor corporation, in their capacity as such, shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

Our restated certificate of incorporation provides that we may issue up to 5,000,000 shares of preferred stock, par value $0.01 per share. As of May 28, 2010, no shares of preferred stock were issued and outstanding. We may issue preferred stock, in series, with such designations, powers, preferences and other rights and qualifications, limitations or restrictions as our board of directors may authorize, without further action by our stockholders, including:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series and the terms and conditions of the voting rights;

•

the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative, and the dates from and after which dividends shall accumulate;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

•	the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;

•	any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and

•

the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of the series may be converted or exchanged into other securities, if the shares are convertible or exchangeable.

The particular terms of any series of preferred stock, and the transfer agent and registrar for that series, will be described in a prospectus supplement. All preferred stock offered, when issued, will be fully paid and nonassessable. Any material United States federal income tax consequences and other special considerations with respect to any preferred stock offered under this prospectus will also be described in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares does not purport to be complete and is subject to and qualified in its entirety by the relevant deposit agreement and the depositary receipts with respect to the depositary shares relating to any particular series of preferred stock. You should read these documents as they, and not this description, will define your rights as a holder of depositary shares. Forms of these documents will be filed with the SEC in connection with the offering of depositary shares.

General

If we elect to offer fractional interests in shares of preferred stock, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of preferred stock. We will deposit the shares of preferred stock underlying the depositary shares under a deposit agreement between us and a bank or trust company selected by us. The Company intends to require the bank or trust company to have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the deposit agreement.

The Company anticipates that the deposit agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Each owner of depositary shares will be entitled to all the rights and preferences of the preferred stock underlying the depositary shares in proportion to the applicable fractional interest in the underlying shares of preferred stock. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preferred stock according to the terms of the offering described in a prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Conversion, Exchange, Redemption and Liquidation

If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the relevant prospectus supplement.

Voting

When the depositary receives notice of a meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendments

We and the depositary may agree to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or that (b) otherwise prejudices any substantial existing right of holders of depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

We may direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. In addition, a deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares, or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our restated certificate of incorporation to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations and the depositary’s obligations to performance in good faith of the duties stated in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless the holders of depositary shares requesting us to do so furnish us with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.

DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of the shares of our common stock, par value $0.01 per share. This description is only a summary. Our restated certificate of incorporation, as amended, and our bylaws have been filed as exhibits to our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. You should read our restated certificate of incorporation and our bylaws for additional information before you buy any of our common stock or other securities. See “Where You Can Find More Information.”

General. Our restated certificate of incorporation provides that we may issue up to 50,000,000 shares of common stock. As of May 27, 2010, there were 23,670,361 shares of common stock issued and outstanding.

Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all of the directors standing for election, if they so choose.

Dividends. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, holders of common stock are entitled to receive ratably dividends, if any, as may be declared by our board of directors out of funds legally available therefor.

Other Rights. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock offered, when issued, will be fully paid and nonassessable.

Certain Provisions of Delaware Law and our Charter and Bylaws

The provisions of our restated certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Law. While we are not subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers because we opted out of those provisions with an express statement in our restated certificate of incorporation which was filed in 1999 at the time of our initial public offering, we do have a provision in our restated certificate of incorporation that operates similar to Section 203, as described below.

Charter. Our restated certificate of incorporation precludes an “interested stockholder” (generally a holder of 15% or more of our common stock), from engaging in a merger, asset sale or other business combination with us for a period of three years after the date of the transaction in which the person became an interested stockholder, unless one of the following occurs:

•

prior to the time the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

•

the stockholder owned at least 85% of our outstanding voting stock, excluding shares held by directors who were also officers or held in certain employee stock plans, upon consummation of the transaction which resulted in a stockholder becoming an interested stockholder; or

•	the business combination was approved by the board of directors and by two-thirds of our outstanding voting stock, excluding shares held by the interested stockholder.

Our charter defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, our charter defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons, and certain permitted transferees. JCF FPK I LP, one of our major stockholders, is exempt from this provision because it is a permitted transferee of stockholders who were exempt from this provision when it was initially added to our charter in 1999.

This provision in our charter could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

In addition, our charter provides that the vote of the holders of at least two-thirds of the shares entitled to vote in the election of directors is required to remove a director, with or without cause. Additionally, our charter provides that our board of directors is authorized to issue preferred stock without stockholder approval, and that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Bylaws. Our bylaws provide that, subject to certain exceptions, any stockholder desiring to propose business or nominate a person to the board of directors at a stockholders meeting must give notice of any proposals or nominations within a specified time frame. In addition, our bylaws provide that we will hold a special meeting of stockholders only if three of our directors or the Chief Executive Officer or the Chairman of the board of directors calls the meeting or if the holders of a majority of the issued and outstanding shares of capital stock entitled to vote at a meeting make a written demand for the meeting.

These provisions may have the effect of precluding a nomination for the election of directors or the conduct of business at a particular annual meeting if the proper procedures are not followed or may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Encore, even if the conduct of such solicitation or such attempt might be beneficial to us and our stockholders. In order to have us include a proposal in our annual proxy statement, the proponent and the proposal must also comply with the proxy proposal submission rules of the SEC.

In addition, stockholders can amend or repeal our bylaws only with the vote of the holders of at least two-thirds of our outstanding common stock.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF WARRANTS

As of May 28, 2010, we had outstanding warrants for 2,789,035 shares of our common stock at a price of $29.04 per share. Concurrent with the sale of our 3.375% Convertible Subordinated Notes due September 19, 2010, we sold warrants to the convertible note counterparties to purchase from us an aggregate of 3,984,334 shares of our common stock at a price of $29.04 per share and received net proceeds from the sale of these warrants of $11.6 million. We also purchased call options to purchase from the same counterparties an aggregate of 4,476,780 shares of our common stock at a price of $22.34 per share. The cost of the call options totaled $27.4 million. Taken together, the warrant and call option agreements have the effect of increasing the effective conversion price of the convertible notes to $29.04 per share. The warrants and call options must be settled in net shares, except in connection with certain termination events, in which case they would be settled in cash based on the fair market value of the instruments. On the date of settlement, if the market price per share of our common stock is above $29.04 per share, we will be required to deliver shares of our common stock representing the value of the warrants and call options in excess of $29.04 per share. We have completed a partial net settlement of the warrants and call options associated with the convertible notes, and, in addition to the outstanding warrants described above, as of May 24, 2010, we had outstanding call options to purchase from the same counterparties an aggregate of 3,133,746 shares of our common stock at a price of $22.34 per share.

We may issue warrants for the purchase of debt securities, preferred stock, common stock, depositary shares, or any combination thereof. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including, as applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, terms and number of shares of debt securities, preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the price at which each share of debt securities, preferred stock or common stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the provisions for changes to or adjustments in the exercise price, if any;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

SELLING SECURITYHOLDERS

This prospectus also relates to the possible resale of shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. The common stock to be sold by selling securityholders was acquired:

•	by certain of the selling securityholders in April 2007 in privately negotiated transactions with stockholders of the Company; and

•	by certain of the selling securityholders in open market transactions in March 2007 and April 2007.

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus. Selling securityholders named in a prospectus supplement may use this prospectus in connection with the resale of shares of common stock held by them. The prospectus supplement for any offering of common stock by selling securityholders will include the following information:

•	the names of the selling securityholders;

•	the nature of any position, office or other material relationship each selling securityholder has had within the last three fiscal years with us;

•	the number of shares held by each of the selling securityholders before and after the offering;

•	the percentage of common stock held by each of the selling securityholders before and after the offering; and

•	the number of shares of common stock offered by each of the selling securityholders.

Selling securityholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such selling securityholders and the shares being offered for resale by such selling securityholders in a subsequent prospectus supplement. However, the selling securityholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

PLAN OF DISTRIBUTION

We and the selling securityholders may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering and sale by them or to investors directly or through agents. The selling securityholders and underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the respective amounts underwritten;

•	the purchase price of the securities and the proceeds to us and the selling shareholders from the sale;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us or the selling securityholders in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, us or our subsidiaries in the ordinary course of business.

The selling securityholders also may resell all or a portion of the shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that such transactions meet the criteria and conform to the requirements of that rule. We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we or the selling securityholders pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us or the selling securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

The securities may or may not be listed on a national securities exchange. In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Hogan Lovells US LLP.

EXPERTS

The financial statements as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•

our Current Reports on Form 8-K filed March 1, 2010 and May 10, 2010; and certain portions of our Current Report on Form 8-K filed February 8, 2010 not otherwise identified therein as being furnished and excepted from any incorporation by reference; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on June 24, 1999, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Investor Relations, Encore Capital Group, Inc., 8875 Aero Drive, Suite 200, San Diego, California 92123, telephone (877) 445-4581. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. We also maintain a website at www.encorecapitalgroup.com. However, the information included in our website is not part of this prospectus.